Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
May 7, 2020

CON EDISON REPORTS 2020 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2020 first quarter net income for common stock of $375 million or $1.13 a share compared with $424 million or $1.31 a share in the 2019 first quarter. Adjusted earnings were $451 million or $1.35 a share in the 2020 period compared with $448 million or $1.39 a share in the 2019 period. Adjusted earnings in the 2020 and 2019 periods exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments in certain renewable electric production projects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses) and the net mark-to-market effects of the Clean Energy Businesses.

“During this pandemic, all of us at Con Edison remain solely focused on the health and safety of our employees and our customers, while continuing to provide the highest level of reliable service,” said John McAvoy, chairman and CEO of Con Edison. “Like many Americans, we have lost family, friends and colleagues to this virus. Throughout, I am immensely proud of our dedicated workforce who have risen to the challenge and to our unions’ leadership in working with us. We must and will summon all the compassion, grace and strength needed to provide for the recovery.”

For the year of 2020, the company expects its adjusted earnings per share to be in the range of $4.15 to $4.35 per share. The company's previous forecast was in the range of $4.30 to $4.50 per share. The company’s revised adjusted earnings per share range for the year 2020 reflects predominantly the impact of warmer than normal winter weather on steam revenues, and also the potential financial impact from the Coronavirus Disease 2019 (COVID-19) pandemic. The company’s forecast assumes the restart of some "paused" commercial activities by early June, with a phased process that continues through the third quarter. Adjusted earnings per share exclude the effects of HLBV accounting for tax equity investments in certain of the Clean Energy Businesses' renewable electric production projects (approximately $(0.19) a share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end.

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months ended March 31, 2020 and 2019. See Attachment B for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months ended March 31, 2020 compared to the 2019 period.

The company's First Quarter Form 10-Q is being filed with the Securities and Exchange Commission. A first quarter 2020 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

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CON EDISON REPORTS 2020 FIRST QUARTER EARNINGS	page 2

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time.
Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of processes and systems and the performance of employees and contractors could adversely affect it; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update forward-looking statements.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income for common stock, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income for common stock certain items that the company does not consider indicative of its ongoing financial performance such as the effects of the Clean Energy Businesses' HLBV accounting for tax equity investors in certain renewable electric production projects and mark-to-market accounting. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others the company's expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $59 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.
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Attachment A

	For the Three Months Ended
	March 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2020	2019	2020	2019
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$1.13	$1.31	$375	$424

HLBV effects of the Clean Energy Businesses (pre-tax)	0.06	0.07	17	21
Income taxes (a)	(0.02)	(0.02)	(4)	(5)
HLBV effects of the Clean Energy Businesses (net of tax)	0.04	0.05	13	16
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	0.25	0.04	83	11
Income taxes (b)	(0.07)	(0.01)	(20)	(3)
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	0.18	0.03	63	8

Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$1.35	$1.39	$451	$448

(a)	The amount of income taxes was calculated using a combined federal and state income tax rate of 24% for the three months ended March 31, 2020 and 2019.

(b)	The amount of income taxes was calculated using a combined federal and state income tax rate of 24% and 27% for the three months ended March 31, 2020 and 2019, respectively.

			Attachment B
Variation for the Three Months Ended March 31, 2020 vs. 2019
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.12	$38
Reflects higher electric and gas net base revenues of $0.03 a share and $0.09 a share, respectively, due primarily to electric and gas base rate increases in January 2020 under the company's rate plans.

Weather impact on steam revenues	(0.08)	(25)	Reflects the impact of warmer winter weather in 2020.
Operations and maintenance expenses	0.21	67
Reflects lower costs for pension and other postretirement benefits of $0.18 a share, which are reconciled under the rate plans, lower stock-based compensation of $0.02 a share, and lower consultant cost of $0.01 a share, offset, in part, by a higher reserve for uncollectibles and incremental costs associated with the Coronavirus Disease 2019 (COVID-19) of $(0.02) a share.

Depreciation, property taxes and other tax matters	(0.21)	(67)	Reflects higher property taxes of $(0.08) a share and higher depreciation and amortization expense of $(0.13) a share, both of which are recoverable under the rate plans.
Other	(0.10)	(20)
Reflects primarily higher costs associated with components of pension and other postretirement benefits other than service cost of $(0.11) a share, which are reconciled under the rate plans, suspension of customers' late payment charges and certain other fees associated with COVID-19 of $(0.01) a share and the dilutive effect of Con Edison's stock issuances of $(0.03).

Total CECONY	(0.06)	(7)
O&R (a)
Changes in rate plans	0.02	6	Reflects an electric base rate increase of $0.02 a share under the company's rate plans.
Operations and maintenance expenses	(0.01)	(3)	Reflects primarily lower recoveries for workers' compensation.
Depreciation, property taxes and other tax matters	(0.01)	(2)	Reflects higher depreciation and amortization expense.
Other	(0.01)	(2)	Reflects primarily the dilutive effect of Con Edison's stock issuances.
Total O&R	(0.01)	(1)
Clean Energy Businesses
Operating revenues less energy costs	—	(2)
Operations and maintenance expenses	0.02	4	Reflects primarily lower energy services costs.
Depreciation and amortization	—	1
Net interest expense	(0.16)	(57)	Reflects primarily unrealized losses on interest rate swaps.
HLBV effects	0.01	3
Other	0.01	4	Reflects re-measurement of deferred tax assets under the Coronavirus Aid, Relief, and Economic Security Act.
Total Clean Energy Businesses	(0.12)	(47)
Con Edison Transmission	—	1
Other, including parent company expenses	0.01	4	Reflects primarily New York State combined income tax benefits.
Total Reported (GAAP basis)	$(0.18)	$(50)
HLBV effects of the Clean Energy Businesses	(0.01)	(3)
Net mark-to-market effects of the Clean Energy Businesses	0.15	55	Reflects unrealized losses on interest rate swaps, offset, in part, by unrealized wholesale energy gains.
Total Adjusted (non-GAAP basis)	$(0.04)	$2

a.
Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.